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                                                                EXHIBIT 99.13(a)

                         ILLUSTRATION SAMPLE CALCULATION

ILLUSTRATED CONTRACT ASSUMPTIONS

Male Issue Age 30 Preferred Non-Tobacco, $100,000 Face Amount, Death Benefit Option 1, $1,090.46 annual planned premium

Current cost of insurance rates, 12% Hypothetical Gross Investment Return ("Gross Return")

Sample calculation is for the beginning of contract year 5.

NET PREMIUM

Net Premium = Gross Premium - Premium Expense Charge
            = 1,090.46 - 5.5% (1,090.46)
            = 1,030.48

BEGINNING OF PERIOD ACCOUNT VALUE

Account Value start of period = Account Value end of prior period + Net Premium
                               = 4,370.40 + 1,030.48
                               = 5,400.88

MONTHLY DEDUCTION

Current Death Benefit = larger of Face Amount and Account Value multiplied by
                        Corridor Factor
                      = larger of 100,000 and (5,400.88 * 250%)
                      = 100,000

Net Amount at Risk = Current Death Benefit divided by 1.0032737 less the Account Value
                   = 100,000 / 1.0032737 - 5,400.88
                   = 94,272.81

Cost of Insurance = Net Amount at Risk divided by 1000 multiplied by Cost of
                    Insurance Rate per $1,000
                  = 94,272.81 / 1,000 * 0.108
                  = 10.18

Monthly Deduction = Cost of Insurance + Cost of Optional Benefits + Monthly Fee
                  = 10.18 + 0.00 + 6.00
                  = 16.18

CALCULATING THE ANNUAL NET SUB-ACCOUNT YIELD

Separate Account Expense Charge: The annual equivalent charge ("SA Charge") is the value that satisfies the equation

     1 + Gross Return - Assumed Asset Charge(1) - SA Charge = [(1 + Gross Return
- Assumed Asset Charge)^(1/365) - (nominal Separate Account Expense Charge /
365)]^365
or

     1+ .12 - .0099 - SA Charge = [(1 + .12 - .0099)^(1/365) - .006 / 365]^365
giving
     SA Charge = 0.66%

Annual Net Sub-Account Yield = Hypothetical Gross Investment Return - Assumed Asset Charge - SA Charge

                         = 12.00% - 0.99% - 0.66%
                         = 10.38%

     (1) Asset charges vary by sub-account, and the Unit Value for each sub-account will be reduced using the actual asset charge for that sub-account. The Assumed Asset Charge used in illustrations is the arithmetic average of the actual asset charges for each of the offered sub-accounts.

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INVESTMENT RETURN

Investment Return = Beginning Account Value - Monthly Deduction ) * (1+Annual
                    Net Sub-Account Yield)^(1/12)
                  = (5,400.88 - 16.18) * (1.1038)^(1/12)
                  = 44.38

ENDING POLICY VALUES

Ending Account Value = Beginning Account Value - Monthly Deduction + Investment
                       Return
                     = 5,400.88 - 16.18 + 44.38
                     = 5,429.08

Surrender Charge = Initial Surrender Charge * Current Year Percentage
                 = 800 * 80%
                 = 640

Cash Value = Account Value less Surrender Charge
           = 5,429.08 - 640
           = 4,789.08

Death Benefit = larger of Face Amount and Account Value multiplied by
                Corridor Factor
              = larger of 100,000 and (5,429.08 * 250%)
              = 100,000

INTERIM VALUES FOR ALL MONTHS IN CONTRACT YEAR 5

               GROSS         NET         MONTHLY     INVESTMENT     ACCOUNT        CASH         DEATH
MONTH         PREMIUM      PREMIUM      DEDUCTION      RETURN        VALUE         VALUE       BENEFIT
-----         -------      -------      ---------    ----------     -------        -----       -------
  1          1,090.46      1,030.48       16.18         44.38       5,429.08      4,789.08     100,000
  2                 0             0       16.18         44.61       5,457.51      4,817.51     100,000
  3                 0             0       16.18         44.84       5,486.17      4,846.17     100,000
  4                 0             0       16.17         45.08       5,515.08      4,875.08     100,000
  5                 0             0       16.17         45.32       5,544.23      4,904.23     100,000
  6                 0             0       16.17         45.56       5,573.62      4,933.62     100,000
  7                 0             0       16.16         45.80       5,603.26      4,963.26     100,000
  8                 0             0       16.16         46.04       5,633.14      4,993.14     100,000
  9                 0             0       16.16         46.29       5,663.27      5,023.27     100,000
  10                0             0       16.15         46.54       5,693.66      5,053.66     100,000
  11                0             0       16.15         46.79       5,724.30      5,084.30     100,000
  12                0             0       16.15         47.04       5,755.19      5,115.19     100,000